Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-204337, 333-26219, 333-177855, and 333-184734 on Form S-8 and in Registration Statement No. 333-216228 on Form S-3 of our report dated February 22, 2018,  relating to the consolidated financial statements and financial statement schedule of Penske Automotive Group, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Penske Automotive Group, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Detroit, Michigan

February 22, 2018